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EXHIBIT 21.1

SUBSIDIARIES OF SYNOPSYS, INC.

Name	Jurisdiction of Incorporation
Angel HiTech Limited	Bermuda
ArchPro Design Automation, Inc.	Delaware
ArchPro Design Automation (India) Pvt. Ltd.	India
Avant! Korea Co., Ltd.	Korea
Avant! LLC	Delaware
HPLA LLC	Armenia
HPL International, Ltd.	Cayman Islands
HPL Taiwan Inc.	Taiwan
HPL Technologies Private Ltd.	India
Jiezhi Software Technology (Shanghai) Co., Ltd.	China
Maude Avenue Land Corporation	Delaware
Nassda Corporation	Delaware
Nassda International Corporation	California
Nihon Synopsys Co., Ltd.	Japan
Sandwork Design, Inc.	California
Synopsys Arastirma Gelistirme Limited Sirketi	Turkey
Synopsys Armenia CJSC	Armenia
Synopsys (Beijing) Company Limited	China
Synopsys Canada Holdings ULC	Canada
Synopsys Canada ULC	Canada
Synopsys Chile Limitada	Chile
Synopsys China Holdings, Ltd.	Bermuda
Synopsys Denmark ApS	Denmark
Synopsys Finland OY	Finland
Synopsys Global Kft.	Hungary
Synopsys GmbH	Germany
Synopsys Hardware Platforms Group	Sweden
Synopsys (India) EDA Software Private Limited	India
Synopsys (India) Private Limited	India
Synopsys International Inc. (FSC)	Barbados
Synopsys International Limited	Ireland
Synopsys International Old Limited	Ireland
Synopsys International Services, Inc.	Delaware
Synopsys Ireland Limited	Ireland
Synopsys Israel Limited	Israel
Synopsys Italia s.r.l.	Italy
Synopsys Korea, Inc.	Korea
Synopsys Netherlands BV	Netherlands
Synopsys (Northern Europe) Limited	United Kingdom
Synopsys SARL	France
Synopsys Scandinavia AB	Sweden
Synopsys (Shanghai) Co., Ltd.	China
Synopsys (Singapore) Pte. Limited	Singapore
Synopsys Switzerland LLC	Switzerland
Synopsys Taiwan Limited	Taiwan
Synplicity AB	Sweden
Synplicity Europe Limited	United Kingdom
Synplicity International, Inc.	California
Synplicity Israel Limited	Israel
Synplicity KK	Japan
Synplicity LLC	California
Synplicity Software India Pvt. Limited	India

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  EXHIBIT 21.1